UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 13, 2011
(Date of earliest event reported)
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MAXIM INTEGRATED PRODUCTS, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	1-34192 (Commission File Number)	94-2896096 (I.R.S. Employer Identification No.)

120 San Gabriel Drive Sunnyvale, CA 94086 (Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01. Entry into a Material Definitive Agreement.
On October 13, 2011, Maxim Integrated Products, Inc. (the “Company”) entered into a $250 million senior unsecured revolving credit facility that expires on October 13, 2016 with JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A., Wells Fargo Bank, National Association and Morgan Stanley MUFG Loan Partners, LLC, as Co-Documentation Agents, and Goldman Sachs Bank USA, Barclays Bank PLC, HSBC Bank USA, N.A. and Sumitomo Mitsui Banking Corporation, New York as additional lenders (the “Credit Agreement”). At the closing, the Company did not borrow any funds under the Credit Agreement.

The Credit Agreement provides that the Company may borrow up to $250 million under revolving loans with a $20 million sub-limit for short-term swing loans. The Company has agreed to pay the lenders a facility fee at a rate per annum that varies based on the Company's index debt rating.

Revolving loans under the Credit Agreement bear interest, at the Company's option, at either a rate equal to (a) a base rate described in the Credit Agreement (the “Alternate Base Rate”) plus a margin based on the Company's debt index rating or (b) an adjusted LIBO rate (the "Adjusted LIBO Rate") plus a margin based on the Company's debt index rating. Under the Credit Agreement, the Company may select an interest period of one, two, three or six months for each loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

Payments of the principal amounts of revolving loans under the Credit Agreement are due no later than October 13, 2016. Accrued interest with respect to such principal amounts is payable in arrears at the end of the applicable interest period but at least every three months or, if the applicable rate of interest on any principal amount under the Credit Agreement is the Alternate Base Rate, on the last day of each March, June, September and December. The Company may prepay loans under the Credit Agreement at any time, without penalty, subject to reimbursement of certain costs in the case of borrowings that bear interest at the Adjusted LIBO Rate.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default under which the Company's payment obligations may be accelerated and the interest rate applicable to any overdue amounts will increase by 200 basis points, including, among others, non-payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of covenants (including a covenant that the Company maintain a ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization) of not more than 3 to 1), cross defaults with certain other indebtedness, certain undischarged judgments, bankruptcy, insolvency or inability to pay debts, the occurrence of certain ERISA events, or the Company undergoing a change of control described in the Credit Agreement. The Company's obligations under the Credit Agreement are guaranteed by certain of the Company's U.S. subsidiaries pursuant to a Subsidiary Guaranty attached to the Credit Agreement.

In the ordinary course of their respective businesses, certain of the lenders and the other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits. The following exhibit is being filed herewith:

Number        Description

99.1	Press release, dated October 13, 2011, announcing the Company has entered into a $250 million Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2011

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Bruce E. Kiddoo
Bruce E. Kiddoo
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number        Description

99.1	Press release, dated October 13, 2011, announcing the Company has entered into a $250 million Credit Agreement.

Press Release

Contact:	Paresh Maniar
Executive Director, Investor Relations
(408) 470-5348

MAXIM ENTERS INTO $250 MILLION CREDIT FACILITY AGREEMENT

SUNNYVALE, CA - October 13, 2011 - Maxim Integrated Products, Inc. (NASDAQ:MXIM) announced today that it entered into a senior unsecured revolving credit facility. The credit facility provides that Maxim may borrow up to $250 million under revolving loans. Maxim may use any future borrowings from this facility for general corporate purposes, including funding acquisitions and repurchasing its common stock.

Under the credit facility, JPMorgan Chase Bank, N.A. is serving as Administrative Agent, Bank of America, N.A., Wells Fargo Bank, National Association and Morgan Stanley MUFG Loan Partners, LLC., are serving as Co-Documentation Agents, and Goldman Sachs Bank USA, Barclays Bank PLC, HSBC Bank USA, N.A. and Sumitomo Mitsui Banking Corporation, New York are additional lenders.

Maxim's new facility has a five-year term that expires on October 13, 2016. Interest and fees on the credit facility vary based on Maxim's credit rating. Based on Maxim's current credit ratings, the facility bears interest, at the Borrower's option, at either LIBOR plus 100.0 basis points or a base rate (described in the credit facility) and has a facility fee of 12.5 basis points. Under the credit facility, Maxim is required to maintain total debt at less than or equal to 3.0 times EBIDTA and to maintain EBITDA greater than or equal to 3.5 times interest payments. Further information on the credit facility is contained in the Form 8-K filed by Maxim today with the U.S. Securities and Exchange Commission.
About Maxim
Maxim makes highly integrated analog and mixed-signal semiconductors. Maxim reported revenue of approximately $2.5 billion for fiscal 2011. For more information, go to www.Maxim-ic.com.